EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

        Company                   Percent Owned        State of Incorporation
--------------------------        -------------        ----------------------
Liberty Bank                          100%                     Federal

Axia Financial Corporation            100%                     New Jersey
Axia Financial Services               100%                     New Jersey